Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
July 24, 2007	Hong Kong	San Diego
	London	San Francisco
Global Crossing (UK) Finance Plc	Los Angeles	Shanghai
1 London Bridge	Madrid	Silicon Valley
London, SE1 9BG	Milan	Singapore
United Kingdom	Moscow	Tokyo
	Munich	Washington, D.C.

Re:	£52,000,000 Aggregate Principal Amount of

11.75% Senior Secured Notes due 2014

Ladies and Gentlemen:

We have acted as special United States counsel to Global Crossing (UK) Telecommunications Limited, a company organized under the laws of England and Wales (the “Company”), sole shareholder of Global Crossing (UK) Finance Plc, a company organized under the laws of England and Wales (the “Issuer”), in connection with the issuance of £52,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2014 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Company, Fibernet Group Limited, Fibernet UK Limited and Fibernet Limited, each a company organized under the laws of England and Wales (the “Guarantors”), under an Indenture, dated as of December 23, 2004, as supplemented by a supplemental indenture dated as of December 28, 2006 (collectively, the “Indenture”), among the Issuer, the Guarantors, STT Communications Ltd., AIB/BNY Management (Ireland) Limited, as Irish Paying Agent and The Bank of New York, as trustee (the “Trustee”), and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July [    ], 2007 (File No. 333-[            ]) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein as to the enforceability of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefore in accordance with the terms of the Indenture and the exchange offer described in the Prospectus, the Notes and the Guarantees will be legally valid and binding obligations of the Issuer and the Guarantors, respectively, enforceable against the Issuer and the Guarantors in accordance with their respective terms.

The principal place of business of this partnership is the address set forth above where a list of partners’ names may be inspected. This partnership is regulated by the Law Society. Also listed above are the offices of partnerships affiliated with this partnership.

16 July 2007

Our opinion rendered in the preceding paragraph relating to the enforceability of the Notes and the Guarantees is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, financial assistance, corporate benefits, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses contained in Section 4.08 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (i) that each of the Indenture, the Guarantees and the Notes (collectively, the “Documents”) has been duly authorized, executed and delivered by the parties thereto other than the Issuer and each of the Guarantors; (ii) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms; and (iii) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities or (d) that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins